Exhibit 107

CALCULATION OF FILING FEE TABLE

424B7

(Form Type)

RELAY THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Maximum Proposed Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common Stock, par value $0.001 per share	457(c)	301,939	$22.30	$6,733,239.70	0.0000927	$624.18

	Total Offering Amount					$6,733,239.70

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$624.18

(1)

Represents shares offered by the selling stockholders identified in this prospectus supplement. Includes an indeterminable number of additional shares of common stock that, pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, may be issued to prevent dilution from stock splits, stock dividends or similar transactions that could affect the shares to be offered by the selling stockholders.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the registrant’s common stock as reported on the Nasdaq Global Market on August 30, 2022 which was $22.30.